UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

Anacor Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34973	25-1854385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1020 East Meadow Circle

Palo Alto, CA 94303-4230

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 543-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                          Entry into a Material Definitive Agreement.

On June 26, 2015, Anacor Pharmaceuticals, Inc. (the “Company”) entered into an Amendment (the “Amendment”) to the Company’s Distribution and Commercialization Agreement (the “Sandoz Agreement”) with Sandoz Inc. (together with its affiliates, “Sandoz”), a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN® (tavaborole) topical solution, 5% in the United States.

Pursuant to the Amendment, (i) Sandoz will increase its commercial investment in KERYDIN in 2015 and (ii) the Company will contribute a total of $20.0 million to Sandoz (the “Company Contribution”), primarily focused on consumer-directed commercialization activities.  The parties’ increased investment in support of KERYDIN in 2015 includes Sandoz’s previously-expanded field-sales force and a new multi-channel integrated marketing campaign.  The Company will make the Company Contribution in three installments, with $5.0 million, $7.5 million and $7.5 million thereof payable on or prior to June 30, 2015, September 30, 2015 and December 31, 2015, respectively.

The Amendment also (i) increases the amount of cumulative minimum gross profit sharing payments to which the Company is entitled under the Sandoz Agreement for 2016 to $65.0 million from $45.0 million, (ii) establishes new cumulative minimum gross profit sharing payments to the Company for 2017 of $65.0 million and (iii) reduces the price associated with the Company’s option to repurchase all rights in KERYDIN from Sandoz on December 31, 2017, as determined pursuant to the Sandoz Agreement.

The foregoing is only a summary description of the terms of the Amendment, does not purport to be complete and is qualified in its entirety by reference to the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2015.

A copy of the press release announcing the Amendment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01.                          Financial Statements and Exhibits.

(d)   Exhibits

Exhibit Number	Description
99.1	Press Release issued June 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANACOR PHARMACEUTICALS, INC.

By:	/s/ Graeme Bell
Name: Graeme Bell
Title: Executive Vice President and Chief Financial Officer

Date: June 29, 2015

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued June 29, 2015